EXHIBIT 10.2

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Restricted Stock Unit Agreement

Flowserve Corporation
2020 Long-Term Incentive Plan

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and /$ParticipantName$/ (the “Participant”) as of /$GrantDate$/ (the “Date of Grant”). All capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Plan (as defined below).

WHEREAS, the Company has adopted the Flowserve Corporation 2020 Long-Term Incentive Plan (as amended from time to time, the “Plan”) to strengthen the ability of the Company to retain the services of key Employees and Outside Directors and to increase the interest of such persons in the Company’s welfare.

WHEREAS, the Committee believes that the grant of Restricted Stock Units to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:

1. Restricted Stock Units

(a) In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of /$AwardsGranted$/ Restricted Stock Units (the “RSUs”), which will be converted into the number of shares of Common Stock of the Company equal to the number of vested RSUs, subject to the conditions and restrictions set forth below and in the Plan. The RSUs granted pursuant to this Agreement are subject to the Company’s “Senior Management Clawback Policy,” as the same may be modified from time to time.

(b) No Shareholder Rights

The RSUs granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a stockholder of the Company prior to the date shares of Common Stock are issued to the Participant in settlement of the Award. The Participant’s rights with respect to RSUs shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with this Agreement.

2. Vesting and Conversion of RSUs into Common Stock

(a) Subject to the provisions of Paragraph 3 below, the RSUs shall vest ratably in 1/3 increments on each anniversary of March 1, 2024, with 1/3 of the RSUs vesting on the first anniversary of such date (rounded up to the nearest whole RSU), 1/3 of the RSUs vesting on the second anniversary of such date (rounded down to the nearest whole RSU), and the remaining 1/3 of the RSUs vesting on the third anniversary of such date (each such date, a “Vesting Date”). In any event, subject to the provisions of Paragraph 3 below, the RSUs shall cease to vest following the Participant’s Termination of Service.

(b) Subject to the provisions of Paragraph 3 below, as soon as practicable, but in no event later than the date that is two and a half (2½) months following the date on which the RSUs vest in accordance with the schedule set forth in Paragraph 2(a) above, the Company shall convert the vested RSUs into the number of whole shares, rounded up to the nearest whole share, of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement. The value of such shares of Common Stock shall not bear any interest owing to the passage of time.

(c) Following conversion of the vested RSUs into shares of Common Stock, such shares of Common Stock will be registered and transferred of record to the Participant. The delivery of any shares of Common Stock pursuant to this Agreement is subject to the provisions of Paragraphs 8 and 10 below.

(d) Each year that this Agreement is in effect, the Participant will receive credits (“Dividend Equivalents”) based upon the cash dividends that would have been paid on the number of shares of Common Stock equal to 100% of the RSUs as if such shares of Common Stock were actually held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional RSUs (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Stock at the time thereof. Dividend Equivalents may be settled in cash or shares of Common Stock, or any combination thereof, as determined by the Committee, in its sole and absolute discretion. The settlement of Dividend Equivalents in the form of shares of Common Stock will constitute a Bonus Stock Award for purposes of the Plan. Following conversion of the vested RSUs into shares of Common Stock, the Participant also shall receive a distribution of the Dividend Equivalents accrued with respect to such RSUs prior to the date of such conversion. In the event any RSUs do not vest, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested RSUs.

3. Effect of Termination of Service

(a) The RSUs granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected in Paragraph 2(a) above, on condition that the Participant remains employed by or continues to provide services to the Company or a Subsidiary through the applicable vesting date(s) set forth in Paragraph 2(a). If, however, the Participant experiences a Termination of Service, the RSUs will be treated in accordance with paragraphs 3(b) to 3(f) below (as applicable).

(b) Termination due to Death or Total and Permanent Disability. In the event the Participant experiences a Termination of Service due to his or her Total and Permanent Disability or death, then on the date of such Termination of Service (the “Death/ Disability Vesting Date”), 100% of the RSUs shall vest. Notwithstanding Paragraph 2(b) above and subject to Paragraph 24, as soon as practicable, but in no event later than March 15 of the year following the year in which the Death/Disability Vesting Date occurs, the Company shall convert the vested RSUs into the number of whole shares of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement, and shall deliver such shares (in accordance with Paragraph 2(c) above) to the Participant (or the Participant’s estate).

(c) Termination due to Special End of Service. In the event the Participant experiences a Termination of Service due to his or her Special End of Service, then the RSUs shall remain outstanding and on each remaining Vesting Date the Participant shall be entitled to receive the number of shares of Common Stock that would have been payable to such Participant if he or she had continued to provide services through such Vesting Date in accordance with Paragraph 2. For purposes of this Agreement, the term “Special End of Service” shall mean the voluntary termination of a Participant’s employment and other service with the Company for any reason other than due to the Participant’s death, Total and Permanent Disability, or termination for “cause” (as determined by the Committee in its sole discretion) on or after (i) the date that is six months after the Date of Grant and (ii) attaining both (A) age 55 and (B) 10 years of service with the Company or its subsidiaries.

(d) Involuntary Termination. Unless the Participant is entitled to cash payment under Section 3.4(b) of the Flowserve Corporation Executive Officer Severance Plan or any comparable provision of the Company’s Policy on Severance Benefits for U.S. Employees who Separate from Flowserve Due to a Reduction-in-Force or a similar local policy applicable in a jurisdiction outside the United States (in which case this Paragraph 3(d) will not apply), in the event a Participant experiences a Termination of Service (i) due to a reduction-in-force (as determined in the sole discretion of the Committee) or (ii) involuntarily without “cause “ (as determined by the Committee in its sole discretion) (in either case, such termination, an “Involuntary Termination”), the Participant’s RSUs shall continue to vest in accordance with Paragraph 2 for the 90-day period following such Involuntary Termination, as though the Participant had continued to provide services through such 90-day period (the "Involuntary Termination Vesting Period”). Notwithstanding Paragraph 2(b) above and subject to Paragraph 24, as soon as practicable, but in no event later than the date that is two and a half (2½) months following the Involuntary Termination Vesting Period, the Company shall convert the vested RSUs into the number of whole shares of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement, and shall deliver such shares (in accordance with Paragraph 2(c) above) to the Participant.

(e) Notwithstanding Paragraphs 2(a) and 3(a) above, upon a Participant’s Termination of Service (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested RSUs.

(f) Any other Termination. In the event a Participant experiences a termination other than as a result of Total and Permanent Disability, death, a Special End of Service or an Involuntary Termination covered by Paragraph 3(d) above, then the RSUs that have not vested in accordance with the vesting schedule reflected in Paragraph 2(a) above shall be forfeited by the Participant to the Company as of the date of such Termination of Service.

4. Restrictive Covenants

(a) Participant acknowledges that that he or she has become and will continue to become familiar with new and on-going Confidential Information (as defined below). Participant recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company, including damage to the Company’s business goodwill, for which there is no adequate remedy at law. For these reasons, Participant agrees that, to protect the Company’s Confidential Information (as defined below) and business goodwill, it is necessary to enter into the following restrictive covenants. As used in this Paragraph 4, references to the “Company” refer to the Company and its Subsidiaries.
Participant, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Participant’s employment by the Company and for a period of one (1) year following the date on which Participant’s employment ceases (for whatever reason) (the “Restricted Period”), Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:

(I) Non-Solicitation. Other than for the benefit of the Company during Participant’s period of employment with or engagement by the Company, curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (A) Participant contacted, called on, serviced, did business with or had contact with during Participant’s employment or that Participant attempted to contact, call on, service, or do business with during Participant’s employment or engagement; (B) Participant became acquainted with or dealt with, for any reason, as a result of Participant’s employment or engagement by the Company; or (C) Participant received Confidential Information regarding during Participant’s employment with or engagement by the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(II) Non-Recruitment. Hire, recruit, solicit for employment, induce or encourage to leave the employment of or engagement by the Company, or otherwise cease their employment or engagement with the Company, on behalf of Participant or any other person or entity, any current employee or independent contractor of the Company or its subsidiaries (including those employees on vacation and approved leaves of absence, disability or other approved absence with the legal right to return to employment) or any former employee or independent contractor of the Company or its subsidiaries whose employment or engagement ceased no more than three (3) months earlier.

(III) Non-Competition. Become employed by, advise, perform services for, establish, have any ownership interest in, invest in or otherwise engage in any capacity, whether directly or indirectly, with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope, the “Restricted Area” is worldwide. Nothing in this Paragraph 4(a)(III) shall prohibit the Participant’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: the Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and the Participant does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business.

For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company and its affiliates, including, but not limited to, the following:

(A) information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(B) business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(C) financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(D) names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(E) any non-public matter or thing obtained or ascertained by the Participant through the Participant’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.

(b) Non-Disclosure. The Participant shall not, during the period of the Participant’s employment or engagement by the Company or at any time thereafter, disclose, publish or use for any purpose any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or the Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the Participant’s Termination of Service for any reason and at any other time so requested by the Company, the Participant shall immediately return and deliver to the Company any and all Confidential Information, computers, hard‑drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others. If at any time after the Participant’s Termination of Service, for any reason, the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company, or at the Company’s request destroy, all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof. Participant shall provide the Company with written affirmation of the Participant’s compliance with the Participant’s obligations under this Paragraph 4(b) if so requested by the Company. The Participant understands and agrees that the obligations under this Paragraph 4(b) are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Participant may have to the Company under general legal or equitable principles, any other agreement with the Company or other policies implemented by the Company. Notwithstanding anything to the contrary contained herein, the Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing In addition, nothing in this Agreement or any other outstanding award under the Plan or other agreement between the Company and the Participant prohibits disclosure or discussion of conduct the Participant reasonably believes to be unlawful, including illegal discrimination, illegal harassment, illegal retaliation, a wage-and-hour violation, or sexual assault or otherwise limits the Participant’s ability to communicate with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company.

(c) Non-Disparagement. The Participant agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, the Participant agrees that during the Participant’s employment or engagement by the Company and at any time thereafter, the Participant will not in any way disparage, libel, defame, or make public statements or third-party disclosures, except to the extent required by law or legal proceedings, that are injurious to the Company, its business or business practices, its products or services or its employees.

(d) Remedies. The Participant acknowledges that the restrictions contained in this Paragraph 4, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and business goodwill and that any violation of these restrictions would result in irreparable injury to the Company. The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Paragraph 4.

(i) Forfeiture by the Participant. If the Participant breaches any restriction in this Paragraph 4, the Company shall be entitled to, in addition to any legal remedies available to the Company, undertake any or all of the following: (A) require the Participant to forfeit any RSUs (whether then vested or unvested) that have not yet been converted into Common Stock as of the date of such violation; (B) require the Participant to immediately sell to the Company a number of shares of Common Stock equal to the gross number of RSUs converted into Common Stock hereunder, for the then-current Fair Market Value of such shares; (C) require the Participant to immediately pay to the Company any gain that the Participant realized on any sale of shares of Common Stock issued in settlement of the RSUs granted hereunder; (D) discontinue future grants of any and all equity awards under any equity incentive plan in which the Participant may participate; (E) recover damages incurred by the Company as a result of the breach; and (F) recover its attorneys’ fees, costs and expenses incurred in connection with such actions. To the extent that the provisions of this Paragraph 4 are inconsistent with the terms of any other agreement between the Company and the Participant, the Company and the Participant agree that the provisions of this Paragraph 4 shall control.

(ii) Injunctive Relief and Damages. Participant acknowledges and agrees that a breach of Paragraph 4 will result in irreparable harm and continuing damage to the Company, and that money damages and the remedies set forth in Paragraph 4(d)(i) above would be not be sufficient remedies to the Company for any such breach or threatened breach. Therefore, to the fullest extent permitted by law, Participant agrees that the Company shall also be entitled to a temporary restraining order and injunctive relief restraining Participant from the commission of any breach of Paragraph 4. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the remedies set forth in Paragraph 4(d)(i) or the recovery of money damages, attorneys’ fees and costs.

(c) Tolling. If Participant violates any of the restrictions contained in this Paragraph 4, the Restricted Period will be suspended and will not run in favor of Participant until such time that Participant cures the violation to the satisfaction of the Company.

5. Limitation of Rights

Nothing in this Agreement or the Plan shall be construed to:

(a) give the Participant any right to be awarded any further RSUs or any other Award in the future, even if RSUs or other Awards are granted on a regular or repeated basis, as grants of RSUs and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b) give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c) confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.

6. Data Privacy

By execution of this Agreement, the Participant acknowledges that he or she has read and understands the Flowserve Corporation Employee Data Protection Policy and Flowserve’s Privacy Policy. The Participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of his or her personal data by the Company, EQ Trust Company (“EQ Trust”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including the Participant’s name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data. The Participant further agrees to furnish to the Company any additional information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, 6th Floor, Irving, Texas (USA), and transferred to EQ Trust at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota (USA) and Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA).

7. Prerequisites to Benefits

Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the RSUs awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.

8. Delivery of Shares

No shares of Common Stock shall be delivered to the Participant upon conversion of the RSUs into shares of Common Stock until:

(a) all the applicable taxes required to be withheld have been paid or withheld in full;

(b) the approval of any governmental authority required in connection with this RSU, or the issuance of shares of Common Stock hereunder has been received by the Company; and

(c) if required by the Committee, the Participant has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in Paragraph 10 hereof.

9. Successors and Assigns

This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

10. Securities Act

The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):

(a) stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b) stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:

(i) through a broker on a national securities exchange, or

(ii) with the prior written approval of the Company; and

(c) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.

11. Federal and State Taxes

(a) Any amount of Common Stock and/or cash that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the laws of the jurisdiction where the Participant is employed, and, if applicable, the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other foreign, federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of any foreign, federal, state or local requirement or the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b) Notwithstanding Paragraph 11(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:

(i) the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii) the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant for a period of at least six (6) months to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii) the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or

(iv) any combination of the alternatives described in Paragraphs 11(b)(i) through 11(b)(iii) above.

(c) Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 11(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

12. Copy of Plan

By the electronic acceptance of this Agreement, the Participant acknowledges receipt of a copy of the Plan.

13. Administration

This Agreement is subject to the terms and conditions of the Plan. The Plan is administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. Neither the Company nor the members of the Board or the Committee will be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

14. Adjustment of Number of Shares of RSUs

The number of RSUs granted hereunder shall be subject to adjustment in accordance with Articles 12 and 13 of the Plan.

15. Non-transferability

The RSUs granted by this Agreement are not transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The RSUs and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.

16. Remedies

The Company shall be entitled to recover from the Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

17. Information Confidential

As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement. However, such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant, as a factor weighing against the advisability of granting any such future award to the Participant.

18. Amendments

Except as otherwise provided in the Plan or below, this Agreement may be amended only by a written agreement executed by the Company and the Participant. Notwithstanding the foregoing, the Board or the Committee may amend this Agreement to the extent necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award or to the extent that such amendment is not materially adverse to the Participant.

19. Governing Law; Venue
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). By accepting the RSUs, the Participant hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Plan, this Agreement, the RSUs or any agreements or transactions contemplated hereby shall only be brought in a federal or state court of competent jurisdiction in Dallas County, Texas, and each of the Company and the Participant hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each of the Company and the Participant hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.

20. Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions (or remaining portion of such provision) of this Agreement, but such provision (or portion thereof) shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included.

21. Headings

The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

22. Word Usage

Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

23. Execution of Receipts and Releases

Any payment of cash or any issuance or transfer of shares of Common Stock or other property to the Participant or to the Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall, to the extent thereof, be in full satisfaction of all claims of such persons under this Agreement. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

24. Code Section 409A

Notwithstanding anything herein to the contrary, in the case of a conversion of vested RSUs and registration and transfer of shares of Common Stock on account of any termination of service (other than death), if the Participant is a “specified employee” as defined in Section 1.409A-1(i) of the final Treasury Regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, a distribution of such shares to the Participant shall not occur until the date which is six (6) months following the date of the Participant’s termination of service (or, if earlier, the date of the Participant’s death).

25. Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26. Insider Trading Restrictions/Market Abuse Laws.

The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and the Participant’s country or his or her broker’s country, if different, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares, RSUs or rights linked to the value of shares of Common Stock (e.g., Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak with his or her personal legal advisor on this matter.

27. Appendix A.

Notwithstanding any provision of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s jurisdiction of residence (and jurisdiction of employment, if different) as set forth in Appendix A to the Agreement, if applicable, which shall constitute part of this Agreement.

28. Participant Acceptance.

The Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any shares of Common Stock be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance. By accepting the RSUs, Participant agrees that the RSUS are granted under and governed by the terms and conditions of the Plan and this Agreement.

Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement.

The Company and the Participant are executing this Agreement effective as of the Date of Grant set forth in the introductory clause.

FLOWSERVE CORPORATION

/s/ Robert Scott Rowe
Robert Scott Rowe
President and Chief Executive Officer (Principal Executive Officer)

Appendix A

Jurisdiction Specific Provisions

This Appendix A includes terms and conditions applicable to Participants in the countries, states, and jurisdictions covered by this Appendix A. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Agreement to which this Appendix A is attached.

The securities, exchange control and other laws in effect in the respective countries (and, as applicable, states and jurisdictions) are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan, as the information may be out of date by the time the RSUs are settled or the Participant sells the shares of Common Stock acquired.

In addition, the information contained in this Appendix A is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the applicable laws in his or her jurisdiction may apply to his or her situation.

If the Participant (i) is a citizen or resident of a jurisdiction other than the one in which he or she is currently working and/or residing, (ii) transfers employment or residency to another jurisdiction after the RSU grant date, (iii) changes employment status to a consultant position, or (iv) is considered a resident of another jurisdiction for local law purposes, the Company shall, in its sole discretion, determine the extent to which the special terms and conditions contained herein shall apply to the Participant unless the special terms and conditions contained herein specifically address that circumstance.

CHINA

Terms and Conditions

The award of RSUs granted pursuant to the Agreement (the “Award”) is subject to the following additional terms and conditions to the extent that the Company, in its discretion, determines that the Participant’s participation in the Plan is subject to exchange control restrictions in the People’s Republic of China (“PRC” or “China”), as implemented by the State Administration of Foreign Exchange (“SAFE”), or other applicable laws of PRC.

Non-Competition Compensation.
Participant acknowledges and agrees that any non-competition compensation stipulated in the employment agreement (the “Employment Contract”) entered into between Participant, on the one hand, and the Company or any of its affiliates, on the other hand, shall constitute the entire consideration and compensation payable to Participant for his or her performance of the non-competition obligations under the Employment Contract and Paragraph 4 (Restrictive Covenants) of this Agreement, and the Company shall have no obligation to pay any additional compensation to Participant under this Agreement for Participant’s compliance with the restrictive covenants contained herein.

Modification of this Agreement. If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable PRC laws or regulations, the Company reserves the right to modify this Agreement to be consistent with applicable PRC laws or regulations.

Enforceability of this Agreement. It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in Paragraph 4 (Restrictive Covenants) to be reasonable, if a judicial determination is made by a court in China that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Participant, the provisions of this Agreement will not be rendered void, but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction in China finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement.

Award Conditioned on Satisfaction of Regulatory Obligations. The RSUs are conditioned upon the Company securing and maintaining all necessary approvals from the SAFE and any other applicable government entities in the PRC to permit the operation of the Plan in China, as determined by the Company in its sole discretion.

Shares Must Remain with Company’s Designated Broker. The Participant agrees to hold the shares of Common Stock (the “Shares”) underlying the RSUs with such broker as may be designated by the Company from time to time and shall not transfer the Shares to another broker until such time as may be permitted by the Company.

Sale of Shares. Notwithstanding anything in the Plan to the contrary, when the Participant terminates employment with the Company or its affiliates, the Participant will be required to sell all Shares acquired under the Plan and any other equity incentive or purchase plan or program (collectively, “Equity Programs”) within such time period as may be established by the SAFE or otherwise within the later of six (6) months of such termination or of the final release of Shares underlying the RSUs, or other such period as may be required by Company policy, as determined in the Company’s discretion. If the Participant has not completed any required sale within the required period then applicable, the Participant hereby authorizes the Company or any affiliate to complete such sale on the Participant’s behalf. The Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or any affiliate or the Company’s designated brokerage firm) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any (mandatory, non-local) tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations and Company practices.

Exchange Control Restrictions. The Participant understands and agrees that the Participant will be required immediately to repatriate to China cash dividends (to the extent such dividends are not reinvested to purchase additional Shares, if such reinvestment is permitted by the SAFE and applicable laws) and the proceeds from the sale of any Shares acquired under the Equity Programs. The Participant further understands that such repatriation of dividends and proceeds may need to be effected through a special bank account established by the Company or its affiliate, and the Participant hereby consents and agrees that dividends and proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company on the Participant’s behalf prior to being delivered to the Participant. The dividends and proceeds may be paid to the Participant in U.S. dollars or local currency, at the Company’s discretion. If the dividends and proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained by the Participant so that the proceeds may be deposited into such account. If the dividends and proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the dividends and proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time dividends are declared or the Shares are sold and the dividends or net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company and its affiliates in the future in order to facilitate compliance with exchange control requirements in China and to sign any agreements, forms and/or consents that may be reasonably requested by the Company or its designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

Administration. The Participant shall be solely responsible for, and neither the Company nor its affiliates shall be liable for, any costs, fees, lost interest or dividends or other losses the Participant may incur or suffer resulting from the enforcement of the terms of this Appendix A or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the RSUs in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

Notifications

Foreign Asset and Account Reporting Notification. If the Participant is a Chinese resident, the Participant may be required to report to SAFE all details of his or her foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

Conversion from USD to CNY: The Participant’s proceeds will be converted from USD to CNY using the official rates as determined by HSBC on the date of payment. These CNY proceeds will be deposited into the Participant’s China Merchant Bank account. The Participant may elect to have proceeds paid in USD if the Participant is an account holder at HSBC. Please contact the Vice President, Total Rewards and HRIS to file or update optional payment instructions.

FRANCE

Terms and Conditions

It is intended that RSUs granted under the Plan to qualifying employees or officers, as defined in Section 1, in France who are resident in France for French tax purposes shall qualify for the specific tax and social security charges treatment applicable to French qualified RSUs granted under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by the French Tax Administration (the “French Qualified RSUs”). The terms of the Agreement (including Appendix A) shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, and relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.

1. Eligibility: French Qualified RSUs may not be granted to an individual:
a.Unless he is employed by the Company or by a company which is a corporate subsidiary of the Company, as defined in Article 225-197-2 of the French Commercial Code; or
b.Unless he is a director with a management function as defined in Article 225-197-1 of the French Commercial Code.

2. Vesting: French Qualified RSUs shall vest ratably over a three-year period following the Date of Grant, with 1/3 of the RSUs vesting on each anniversary of the Date of Grant as set forth in Section 2 (a) of the Agreement, provided that in no event may a granted RSU vest earlier than one year after the Date of Grant, unless otherwise provided below.

3. Acceleration on Death: Upon Termination of Employment from the Company by reason of Participant’s death, all French Qualified RSUs that are not vested at that time immediately will become vested in full. The Company shall issue the underlying shares to the Participant’s heirs, at their written request, within six months following the death of the Participant. Notwithstanding the foregoing, the Participant’s heirs must comply with the restriction on the sale of shares set forth below (Section 7. “Closed Periods”), to the extent and as long as applicable under French law.

4. Rights as a Stockholder: Participant will have no rights as a stockholder of the Company with regard to the French Qualified RSUs until the date of delivery of the Common Stock as provided under Section 6. “Delivery” of this Appendix. Accordingly and contrary to Section 2(d) of the Agreement, the Participant will have no rights to receive Dividend Equivalents, whether such Dividend Equivalents are paid in cash or in shares of Common Stock.

5. Settlement: All French Qualified RSUs vested shall be settled only in shares of Common Stock, no cash settlement or payment being allowed.

6. Sales Restrictions: The sale of shares underlying French Qualified RSUs may occur as soon as the shares are delivered to the Participant, provided the following:
a.Any shares related to a French Qualified RSU which have been delivered prior to the second anniversary of the Grant Date shall be subject to a holding period until the second year anniversary of the Grant Date (the “Holding Period”) unless otherwise provided in the Agreement.
b.In no event may the sale of shares underlying French Qualified RSU occur during the closed periods as provided in Section 7. “Closed Periods” of this Appendix.

7. Closed Periods: In addition to any provision of the Agreement, Shares underlying French Qualified RSUs may not be sold during the following periods (“Closed Periods”):
(a) within 10 days before or after the publication of the annual accounts; and
(b) within a period beginning with the date at which executives of the Company become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading days after the information becomes public knowledge.

These Closed Periods will apply to the grant of French Qualified RSUs as long as and to the extent such Closed Periods are applicable under French law.

8. Disqualification of French-Qualified RSU: If the RSU or the underlying shares are otherwise modified or adjusted in a manner in keeping with the terms of the Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the rules of this Appendix A applicable to the French Qualified RSUs, such RSUs may no longer qualify as French-Qualified RSUs. If the RSUs no longer qualify as French-Qualified RSU, the Committee may, provided it is authorized to do so under the Agreement, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the RSUs or the sale of shares of Common Stock which may have been imposed under this Appendix. In the event that any RSUs no longer qualify as French-Qualified RSUs, the holder of such RSUs shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with such RSUs.
Language Consent. By accepting the grant of RSUs, the Participant confirms having read and understood the Plan and Agreement which were provided in English. The Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset and Account Reporting Notification. The Participant must report shares of Common Stock (the “Shares”) held outside of France and foreign bank accounts to the French tax authorities when filing his or her annual tax return. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of a specified threshold (currently EUR 12,500) must be reported monthly to the German Federal Bank (Bundesbank). For payments made or received in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be filed electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). The Participant is personally responsible for complying with applicable exchange control requirements in Germany.

No Prospectus Requirements: Participation in the Plan is not offered to the public in Germany, and no action has been or will be taken which would allow an offering of participations in the Plan to the public in Germany. Participants in the Plan in Germany are exclusively employees of the Company or its affiliates, it being understood that such offer to employees to participate in the Plan is or shall be made to less than 150 non-qualified investors in each member state of the European Economic Area. The Plan, the discretionary Award of RSUs to a Participant and/or their vesting and subsequent settlement do not trigger any prospectus obligations in Germany. The granting of the RSUs to a Participant who is resident or employed in Germany does not constitute an “offer of securities to the public” within the meaning of article 2 lit. d) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”). In addition, no obligation to publish a prospectus would apply pursuant to either article 1 para. 4 lit. (i) or lit (b) of the Prospectus Regulation or any other provisions of German law.

Data Privacy: Concurrently with the execution and delivery of this Agreement, the Participant has executed and delivered to the Company a Processing and Transfer of Personal Data Consent Form in the form attached hereto as Appendix B which supplements the Flowserve Corporation Employee Data Protection Policy and Flowserve’s Privacy Policy and replaces and supersedes the consent provided for under the second and third sentence of Section 6 (Privacy).

ITALY

Terms and Conditions

Labor Law Acknowledgment. This provision supplements the acknowledgements contained in Section 1 (Restricted Stock Units) of the Agreement:

In accepting the grant of RSUs, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

This Agreement shall not be considered as an extension of the employment contract – if any – or of an obligation deriving from an employment contract. The Participant understands that the Company has unilaterally, gratuitously and in its own discretion decided to grant RSUs under the Plan to certain individuals who may be or not employees of the Company or an affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or an affiliate, other than as set forth in the Agreement. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any shares of Common Stock (“Shares”) acquired upon settlement of the RSUs are not a part of any employment contract (either with the Company or an affiliate) and shall not be considered a mandatory benefit, salary, nor salary components, for any purposes (including severance compensation), or any other right whatsoever. Further, the Participant understands that the RSUs would not be granted to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the RSUs shall be null and void.

Termination.
This provision supplements the acknowledgements contained in Section 3 (Effect of Termination of Service) of the Agreement:

The Participant understands and agrees that, unless otherwise provided in the Agreement, the Participant will forfeit any right of indemnification in the event of termination of Participant’s employment for any reason, included but not limited to disciplinary reason (i.e. “giusta causa” or “giustificato motivo soggettivo/giustificatezza”), reduction-in-force or internal reorganization (i.e. “giustificato motivo oggettivo”) both individual or collective, resignation, retirement, disciplinary dismissal adjudged or recognized to be without cause/reason.

Language Consent. By accepting the grant of RSUs, the Participant confirms having read and understood the Plan and Agreement which were provided in English.

Notifications

Foreign Asset and Account Reporting Notification. If at any time during the fiscal year the Participant holds foreign financial assets (including cash and shares of Common Stock) that may generate income taxable in Italy, the Participant is required to report these assets on his or her annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due, irrespective of their value. These reporting obligations also will apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

SPAIN

Terms and Conditions

Labor Law Acknowledgment. This provision supplements the acknowledgements contained in Section 1 (Restricted Stock Units) of the Agreement:

In accepting the grant of RSUs, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its own discretion decided to grant RSUs under the Plan to certain individuals who may be employees of the Company or an affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or an affiliate, other than as set forth in the Agreement. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any shares of Common Stock (“Shares”) acquired upon settlement of the RSUs are not a part of any employment contract (either with the Company or an affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, the Participant understands that the RSUs would not be granted to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the RSUs shall be null and void.

The Participant understands and agrees that, unless otherwise provided in the Agreement, the Participant will forfeit any unvested RSUs as of the date Participant’s service ends without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of Participant’s employment for any reason including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

Notifications

Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of RSUs under the Plan. Neither the Plan nor the Agreement (which includes this Appendix A) have been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish securities regulator), and they do not constitute a public offering prospectus.

Exchange Control Notification. The Participant must declare the acquisition of Shares to the Dirección General de Comercial e Inversiones (the “DGCI”) of the Ministerio de Economia for statistical purposes. Generally, the declaration must be filed in January for Shares acquired or disposed of during the prior year and/or for Shares owned as of December 31 of the prior year; however, if the value of the Shares acquired under the Plan or the amount of the sale proceeds exceeds a specified threshold (currently EUR 1,502,530), the declaration must be filed within one (1) month of the acquisition or disposition, as applicable.

The Participant also must declare electronically to the Bank of Spain any foreign securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts and transactions carried out with non-residents, depending on the amount of the transactions with non-residents during the relevant year or the balances/positions with non-residents. Different thresholds and deadlines to file the declarations apply. However, if neither such transactions during the immediately preceding year nor the balances/positions as of December 31 exceed a specified threshold (currently EUR one (1) million), no such declaration must be filed unless expressly required by the Bank of Spain. If neither the Participant’s total balances/positions nor total transactions with non-residents pertaining to the relevant period exceed a specified threshold (currently EUR 50 million), a summarized form of declaration may be used. The Participant is personally responsible for complying with applicable exchange control requirements in Spain.

Foreign Asset and Account Reporting Notification. Individuals owning shares deposited outside of Spain and/or holding bank accounts outside of Spain whose value as of December 31 each year, or at any time throughout the year of sale, exceeds, for each type of asset, a specified threshold (currently EUR 50,000), must report their existence to the Spanish Tax Authorities on a specific tax reporting form. After the assets have been reported, the subsequent reporting obligation will only apply if their value increases by more than specified amount (currently EUR 20,000) as of each subsequent December 31, or if the assets already declared are being transferred or the bank accounts are being closed. The Participant should consult with his or her personal tax advisor to determine whether this reporting requirement applies.

UNITED STATES

CALIFORNIA - Terms and Conditions

Restrictive Covenants. If the Participant primarily resides or works in California and it is found that California law applies to this Agreement or any dispute arising from this Agreement, then Sections 4(a)(I), 4(a)(II) and 4(a)(III) (Restrictive Covenants) of this Agreement shall not apply to the Participant following their Termination of Service. Any conduct relating to the solicitation of the Company’s employees that involves the misappropriation of the Company’s trade secret information, such as the use, retention, or distribution of the Company’s protected customer information, will remain prohibited conduct at all times, and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company may have under this Agreement, trade secret law, unfair competition law, or other laws applicable in California absent this Agreement.

UNITED STATES

ILLINOIS - Terms and Conditions

Restrictive Covenants.

Non-Recruitment; Non-Solicitation. If the Participant primarily resides or works in Illinois and it is found that Illinois law applies to this Agreement or any dispute arising from this Agreement, then Sections 4(a)(I) and 4(a)(II) shall not apply to the Participant following their Termination of Service unless the Participant’s annual compensation exceeds $45,000 (with the earnings threshold increasing by $2,500 every five years from January 1, 2027, through January 1, 2037). The Participant further agrees that if, at the time they sign the Agreement, their earnings do not meet the earnings threshold, then the non-solicitation and non-recruitment obligations following Termination of Service in Sections 4(a)(I) and 4(a)(II) will automatically become enforceable against them if and when they begin earning an amount equal to or greater than the earnings threshold.

Non-Competition. If the Participant primarily resides or works in Illinois and it is found that Illinois law applies to this Agreement or any dispute arising from this Agreement, then Section 4(a)(III) shall not apply to the Participant following their Termination of Service unless the Participant’s annual compensation exceeds $75,000 (with the earnings threshold increasing by $5,000 every five years from January 1, 2027, through January 1, 2037). The Participant further agrees that if, at the time they sign the Agreement, their earnings do not meet the earnings threshold, then the non-competition obligation following Termination of Service in Section 4(a)(III) will automatically become enforceable against them if and when they begin earning an amount equal to or greater than the earnings threshold.

Non-Competition; Non-Solicitation and Non-Recruitment. The restrictions of Sections 4(a)(I), 4(a)(II) and 4(a)(III) shall apply only to the extent that the Participant is employed for two or more years by the Company and/or receives compensation from the Company for two or more years following execution of this Agreement. To the extent employment or engagement with the Company is terminated less than two years following execution of this Agreement, the Participant agrees that they shall afford the Company the opportunity to provide them with a reasonable monetary payment, in an amount to be determined prior to or at the time of such Termination of Service, as consideration for the restrictions following Termination of Service set forth in Sections 4(a)(I), 4(a)(II) and 4(a)(III) of the Agreement. The Participant understands that reasonable consideration shall not exceed the amount that the Participant received as salary or income from the Company in the twelve (12) months prior to the Participant’s Termination of Service. The Company shall also have the right, at its sole discretion, to not provide additional monetary consideration and, in such circumstances, if the Participant’s experiences a Termination of Service within two years of execution of this Agreement, then Sections 4(a)(I), 4(a)(II) and 4(a)(III) shall not apply following Termination of Service.

Notifications

Notice. The Participant acknowledges that that they have been provided with the Agreement at least 14 days before executing the Agreement. The Participant further acknowledges that they have been advised to consult with an attorney before signing the Agreement.

LOUISIANA - Terms and Conditions

Restrictive Covenants.

Non-Recruitment; Non-Solicitation. If the Participant primarily resides or works in Louisiana and it is found that Louisiana law applies to this Agreement or any dispute arising from this Agreement, then Sections 4(a)(I), 4(a)(II) and 4(a)(III) shall apply only to the following parishes: Caddo, East Baton Rouge, Jefferson, Orleans and St. Tammany.

MAINE - Terms and Conditions

Restrictive Covenants. If the Participant resides in Maine and it is found that Maine law applies to this Agreement or any dispute arising from this Agreement, then Section 4(a)(III) shall not apply to the Participant following their Termination of Service unless the Participant’s annual compensation exceeds 400% percent of the federal poverty level.

Notifications

Notice. By accepting the grant of RSUs, the Participant acknowledges that they have been provided with written notice and a copy of this Agreement at least three business days before the deadline to sign this Agreement.

MARYLAND - Terms and Conditions

Restrictive Covenants. If the Participant resides in Maryland and it is found that Maryland law applies to this Agreement or any dispute arising from this Agreement, then Section 4(a)(III) shall not apply to the Participant following their Termination of Service if the Participant’s annual compensation is less than 150% percent of Maryland’s minimum wage.

MASSACHUSETTS - Terms and Conditions

Restrictive Covenants.

Consideration. If the Participant primarily resides or works in Massachusetts and it is found that Massachusetts law applies to this Agreement or any dispute arising from this Agreement, then Participant acknowledges that this Agreement is supported by sufficient, mutually agreed upon consideration that benefits the Participant.

Notifications

Notice. By accepting this grant of RSUs, the Participant acknowledges that that they have been provided with written notice and a copy of this Agreement at least 10 business days before the effective date of the Agreement. The Participant further acknowledges that they have been advised to consult with an attorney before signing the Agreement.

VIRGINIA - Terms and Conditions

Restrictive Covenants.

Non-Competition; Non-Recruitment; and Non-Solicitation. If the Participant primarily resides or works in Virginia and it is found that Virginia law applies to this Agreement or any dispute arising from this Agreement, then the Participant agrees that Sections 4(a)(I), 4(a)(II) and 4(a)(III) are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position.

Non-Competition. If the Participant primarily resides or works in Virginia and it is found that Virginia law applies to this Agreement or any dispute arising from this Agreement, then Section 4(a)(III) shall not apply to the Participant following their Termination of Service if the Participant’s average weekly earnings, calculated as provided for under Code of Virginia section 40.1-28.7:7 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of section 65.2-500, or the Participant otherwise qualifies as a “low-wage employee” under the Virginia Act. The Participant shall not be considered a “low-wage employee” if their earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid by the Company.

Appendix B
Processing and Transfer of Personal Data

Flowserve Corporation (“Company”) will collect and process as data controller, directly from you or indirectly through your employer, personal data about you regarding your employment, the nature and amount of your compensation and the fact, details and conditions of your participation in the Flowserve Corporation 2020 Long-Term Incentive Plan (the “Plan”). The personal data so collected and processed includes your name, gender, home address, work email address, job title, and work telephone number, date of birth, GEMS ID, National Identification Number, Social Security Number or other identification number, employment location, salary, tax class and other tax information, nationality, job title, previous equity grant transaction data and compensation data, information necessary to process mandatory tax withholding and reporting obligations, information about any shares of stock or directorships held in the Company or its affiliates, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, and other required payroll information required for the purpose of implementing, administering and managing your participation in the Plan (the “Data”).

The Data is necessary in order for you to participate in the Plan and for Company and its affiliates for the purpose of implementing, administering and managing the Plan and your participation therein (on the basis of the performance of a contract (Art. 6(1)(b) GDPR)), to comply with legal obligations in the EU (on the basis of (Art. 6(1)(c) GDPR) and on the basis of legitimate interests, in particular to comply with non-EU legal obligations (Art. 6(1)(f) GDPR).

The Data will be held (i) as long as is necessary to implement, administer and manage the Plan, (ii) for the duration of any relevant statutes of limitations which may exceed the duration of your participation in the Plan, and (iii) as required to fulfill legal obligations under applicable laws.

You may, subject to the conditions set forth in the GDPR, (i) request access to, and a copy of, your Data as well as additional information about the processing and third party recipients of your Data, (ii) request deletions, corrections or amendments to your Data, (iii) request restrictions to the processing of your Data, and (iv) ask for receiving, in a structured and standard format your Data, in each case without cost. You may also lodge a complaint with the competent data protection authority or contact the Company’s data protection officer with any questions or concerns regarding the processing of your Data.

Contact Details: Data Privacy team at Flowserve Corporation, 5215 North O'Connor Boulevard, 9th Floor, Irving, Texas 75039 USA.

Consent to Data Transfer:

I have read and understood the above information and agree that my Data may be transferred to the Company and its affiliates as well as Wells Fargo Shareowner Services (“Wells Fargo”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in the United States and their service providers assisting in the implementation, administration and management of the Plan (as data processors - such as brokers, accounting firms, payroll processing firms or tax firms) as set out above, and any possible purchaser of the Company or any of its affiliates or any of their businesses, as well as any tax or other public authorities, registries, security exchange commissions, or other public institutions as may be required by applicable laws.

I understand and agree that these recipients of my Data are located in the United States or elsewhere outside the European Economic Area. I understand that the recipients’ countries may have different data privacy laws and a lower level of data privacy protection standards than the European Economic Area and that these standards may be considered inadequate under the GDPR.

I understand that my consent is voluntary and that I may withdraw it at any time with effect for the future. However, while refusing or withdrawing my consent will not have a negative effect on my employment, it may affect my ability to participate in the Plan.

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